Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS 2GIG Technologies, Inc. and Subsidiary December 31, 2012 and 2011

2GIG Technologies, Inc. and Subsidiary

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	1
Consolidated Balance Sheets as of December 31, 2012 (Successor) and December 31, 2011 (Predecessor)	2
Consolidated Statements of Operations and Comprehensive (Loss) Income for the Periods from November 17, 2012 through December 31, 2012 (Successor) and from January 1, 2012 through November 16, 2012 (Predecessor) and for the year ended December 31, 2011 (Predecessor)	3
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Periods from November 17, 2012 through December 31, 2012 (Successor) and from January 1, 2012 through November 16, 2012 (Predecessor) and for the year ended December 31, 2011 (Predecessor)	4
Consolidated Statements of Cash Flows for the Periods from November 17, 2012 through December 31, 2012 (Successor) and from January 1, 2012 through November 16, 2012 (Predecessor) and for the year ended December 31, 2011 (Predecessor)	5
Notes to Consolidated Financial Statements	6

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of 2GIG Technologies, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of 2GIG Technologies, Inc. and Subsidiary as of December 31, 2012, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity and cash flows for the period from November 17, 2012 through December 31, 2012 (Successor), and the accompanying consolidated balance sheet of 2GIG Technologies, Inc. and Subsidiary as of December 31, 2011, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity (deficit) and cash flows for the period from January 1, 2012 through November 16, 2012 and the year ended December 31, 2011 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 2GIG Technologies, Inc. and Subsidiary at December 31, 2012, and the consolidated results of their operations and their cash flows for the period from November 17, 2012 through December 31, 2012 (Successor), and the consolidated financial position of 2GIG Technologies, Inc. and Subsidiary at December 31, 2011, and the consolidated results of their operations and their cash flows for the period from January 1, 2012 through November 16, 2012 and the year ended December 31, 2011 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

June 7, 2013

2GIG Technologies, Inc. and Subsidiary

Consolidated Balance Sheets

	Successor	Predecessor
	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash	$2,935,902	$1,007,022
Accounts receivable, net	7,738,709	3,338,813
Accounts receivable – related party	5,543,920	1,710,885
Inventories	10,809,307	9,641,418
Prepaid expenses and other current assets	243,599	156,218
Income taxes receivable	1,408,523	–
Deferred income taxes	1,195,341	–

Total current assets	29,875,301	15,854,356

Property and equipment, net	2,605,086	984,391
Goodwill	43,854,967	–
Intangible assets, net	69,599,311	–
Restricted cash	71,755	65,393

Total assets	$146,006,420	$16,904,140

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$12,239,759	$7,785,949
Accrued payroll and commissions	913,022	799,208
Accrued expenses and other current liabilities	4,286,413	1,470,266
Related party loan arrangement and accrued interest	5,023,110	–
Customer deposits – related party	–	6,987,080

Total current liabilities	22,462,304	17,042,503

Deferred income taxes	26,980,546	–

Total liabilities	49,442,850	17,042,503

Commitments and contingencies (see Note 7)

Stockholders’ equity (deficit):
Successor:
Common stock, $0.01 par value; 1,000,000 shares authorized and 100 shares issued and outstanding	1	–
Predecessor:
Common stock, $0.01 par value; 12,500,000 shares authorized and 10,000,000 shares issued and outstanding	–	10,000
Additional paid-in capital	99,627,086	251,480
Accumulated deficit	(3,063,517)	(399,843)

Total stockholders’ equity (deficit)	96,563,570	(138,363)

Total liabilities and stockholders’ equity (deficit)	$146,006,420	$16,904,140

See accompanying notes to consolidated financial statements.

2GIG Technologies, Inc. and Subsidiary

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Successor	Predecessor
	Period From November 17, Through December 31, 2012	Period From January 1, Through November 16, 2012	Year Ended December 31, 2011
Revenues:
Net sales revenue – third parties	$6,701,030	$50,955,613	$27,650,843
Net sales revenue – related party	3,336,494	47,361,661	93,310,077
Recurring service revenue – third parties	137,396	580,907	197,189
Recurring service revenue – related party	2,195,082	13,065,324	8,783,403

Total revenues	12,370,002	111,963,505	129,941,512

Costs and expenses:
Cost of goods sold	8,055,234	74,585,984	102,183,890
Cost of recurring services	1,775,974	10,767,167	7,229,412
Payroll expenses	1,272,931	7,731,526	5,827,442
Engineering project expenses	209,723	2,569,222	1,144,070
Legal expenses	71,829	466,496	1,195,690
Other operating expenses	4,567,553	8,706,911	4,993,419
Depreciation and amortization	523,569	517,940	239,128

Total operating expenses	16,476,813	105,345,246	122,813,051

(Loss) income from operations	(4,106,811)	6,618,259	7,128,461
Interest expense, net	23,110	1,927	167,456

(Loss) income before taxes	(4,129,921)	6,616,332	6,961,005

Income tax (benefit) expense	(1,066,404)	3,127,182	379,649

Net (loss) income	$(3,063,517)	$3,489,150	$6,581,356

Comprehensive (loss) income	$(3,063,517)	$3,489,150	$6,581,356

See accompanying notes to consolidated financial statements.

2GIG Technologies, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total
Predecessor
Balances at December 31, 2010	10,000,000	$10,000	$87,933	$(6,981,199)	$(6,883,266)
Net income	–	–	–	6,581,356	6,581,356
Stock-based compensation	–	–	163,547	–	163,547

Balances at December 31, 2011	10,000,000	10,000	251,480	(399,843)	(138,363)
Net income	–	–	–	3,489,150	3,489,150
Stock-based compensation	–	–	436,179	–	436,179
Tax impact of stock option exercise	–	–	2,655,328	–	2,655,328

Balances at November 16, 2012	10,000,000	10,000	3,342,987	3,089,307	6,442,294
Successor
Elimination of predecessor equity structure	(10,000,000)	(10,000)	(3,342,987)	(3,089,307)	(6,442,294)
Investment by parent	100	1	99,627,086	–	99,627,087

Balances at November 17, 2012	100	1	99,627,086	–	99,627,087
Net loss	–	–	–	(3,063,517)	(3,063,517)

Balances at December 31, 2012	100	$1	$99,627,086	$(3,063,517)	$96,563,570

See accompanying notes to consolidated financial statements.

2GIG Technologies, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Successor	Predecessor
	Period From November 17, Through December 31, 2012	Period From January 1, Through November 16, 2012	Year Ended December 31, 2011
Operating activities
Net (loss) income	$(3,063,517)	$3,489,150	$6,581,356
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	122,880	517,940	239,128
Amortization of intangible assets	400,689	–
Amortization of inventory fair value adjustment	1,095,430	–
Stock-based compensation	–	436,179	163,547
Excess benefits from stock-based awards	–	(2,655,328)	–
Non-cash allocation of transaction costs	3,725,581	1,241,318	–
Deferred income tax benefit	(1,033,202)	–	–
Changes in operating assets and liabilities:
Accounts receivable	(5,918,826)	(7,805,542)	4,461,340
Inventories	(2,663,901)	2,799,566	(7,283,013)
Other current assets	(48,007)	1,134,982	113,594
Accounts payable	1,489,496	2,917,514	(4,984,308)
Accrued expenses and other liabilities	655,815	2,308,272	(792,502)
Customer deposits	–	3,225,000	3,222,550

Net cash (used in) provided by operating activities	(5,237,562)	7,609,051	1,721,692

Investing activities
Capital expenditures	(481,535)	(1,779,980)	(987,587)
Payment of Merger obligation to prior option holders	(5,830,060)	–	–

Net cash used in investing activities	(6,311,595)	(1,779,980)	(987,587)

Financing activities
Excess tax benefits from stock-based awards	–	2,655,328	–
Borrowings under related party loan arrangement	5,000,000	–	–
Change in restricted cash	–	(6,362)	3,295

Net cash provided by financing activities	5,000,000	2,648,966	3,295

Net (decrease) increase in cash	(6,549,157)	8,478,037	737,400
Cash at beginning of period	9,485,059	1,007,022	269,622

Cash at end of period	$2,935,902	$9,485,059	$1,007,022

Supplemental cash flow disclosures
Cash paid for interest	$–	$1,927	$103,112
Cash paid for income taxes	–	1,841,900	452,400

See accompanying notes to consolidated financial statements.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2012

1. Description of Business

2GIG Technologies, Inc., along with its wholly-owned subsidiary, 2GIG Technologies Canada, Inc. (collectively “2GIG” or the “Company”), conducts its business through a single operating segment and is engaged in the manufacture, wholesale distribution, and monitoring of electronic home security and automation systems primarily in the United States and Canada. The Company was formed in 2007 and began sales operations in 2009. The Company’s headquarters are located in Lehi, Utah, with another location in Carlsbad, California.

The Company supplies the equipment used by APX Group, Inc. (“APX” or “Vivint”), a related party, in its security systems. Vivint has also on occasion made cash advances to the Company, both for advance payments on inventory and under an interest-bearing loan arrangement. Cash flows from sales to Vivint and these cash advances have provided much of the financing necessary to support the Company’s operations. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis (see Notes 2, 5 and 10).

On November 16, 2012, 2GIG, along with Vivint and its subsidiaries, was acquired by an investor group comprised of certain investment funds affiliated with Blackstone Capital Partners VI L.P., and certain co-investors and management investors (collectively, the “Investors”). This acquisition was accomplished through certain mergers and related reorganization transactions (collectively, the “Merger”) pursuant to which each of 2GIG and Vivint, and their respective subsidiaries, became indirect wholly-owned subsidiaries of 313 Acquisition LLC, an entity wholly-owned by the Investors.

As a result of the Merger, 2GIG became wholly-owned by APX, which is wholly-owned by APX Group Holdings, Inc., which is wholly-owned by APX Parent Holdco, Inc., which is wholly owned by 313 Acquisition, LLC. APX Parent Holdco, Inc. and APX Group Holdings, Inc. have no operations and were formed for the purpose of facilitating the Merger.

On April 1, 2013, Nortek, Inc. (Nortek) acquired 2GIG (See Note 11).

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies

Basis of Presentation

As a result of the Merger, the consolidated financial statements for 2012 are presented on two bases of accounting and not necessarily comparable: the year ended December 31, 2011 and the period from January 1, 2012 through November 16, 2012 (the “Predecessor”) and the period from November 17 through December 31, 2012 (the “Successor”) which relate to the periods preceding the Merger and the period succeeding the Merger, respectively. The financial position and results of operations of the Successor are not comparable to the financial position and results of operations of the Predecessor due to the Merger and the basis of presentation of purchase accounting as compared to historical cost in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”).

Principles of Consolidation

The accompanying Successor and Predecessor consolidated financial statements include the accounts of 2GIG Technologies, Inc. and its subsidiary. All significant intercompany balances and transactions have been eliminated in the consolidation.

Other Comprehensive Income (Loss)

As discussed further in Note 3, the foreign operations of the Company are not significant and, as such, the impact of foreign currency translation was negligible for all periods presented. The Company has no other comprehensive income (loss). Accordingly, comprehensive income (loss) is equal to net income (loss) for each of the periods presented.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue principally on two types of transactions: (i) net sales revenue from manufacturing and wholesale distribution of electronic home security and automation systems, and (ii) recurring service revenue from monitoring of electronic home security systems.

Net sales revenue from distribution of electronic home security and automation systems is recognized when title to the equipment transfers to the customer, principally upon shipment of products.

Monitoring services for security panels sold to distributors and installed in consumer residences are subject to a monitoring contract between the distributors and the Company. Revenue from monitoring services is recognized monthly as services are provided based on rates negotiated as part of the exclusive supply agreement between the Company and an independent monitoring company.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of goods sold.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable balances are recorded at the invoiced amount and are non-interest bearing. Typically, the Company does not require collateral. Accounts receivable have been reduced by an allowance for doubtful accounts of $188,322 and $17,253 at December 31, 2012 and 2011, respectively. The Company estimates this allowance based on historical collection rates and specific identification of accounts that may not be collected. As of December 31, 2012 and 2011, no accounts receivable were classified as held for sale.

The changes in the Company’s allowance for doubtful accounts were as follows for the indicated periods:

	Successor	Predecessor
	Period from November 17 through December 31, 2012	Period from January 1 through November 16, 2012	December 31, 2011
Beginning balance	$186,258	$17,253	$5,192
Bad debt expense	2,064	169,005	16,233
Write-offs and adjustments	–	–	(4,172)

Balance at end of period	$188,322	$186,258	$17,253

Inventories

Inventories are substantially all finished goods and consist of purchased home automation and security system equipment and component parts, which are stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method. Inventories have been reduced by an allowance for obsolete inventory of $2,757 and $3,200 at December 31, 2012 and 2011, respectively.

In accordance with ASC 805, inventory on hand as of the date of the Merger was marked up from historical cost to fair value (see Note 4). As the related inventory is sold, the markup is expensed through cost of goods sold. As of the date of the Merger, the Company recorded a total markup to inventory of $2,398,984 of which $1,303,554 remained in inventory as of December 31, 2012.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

Fair Value Measurements

Assets and liabilities subject to fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy:

Level 1: Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.

Level 2: Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during fiscal 2012 or 2011.

The carrying amounts of the Company’s accounts receivable, accounts payable, accrued and other liabilities and related party loan arrangement approximate their fair values (Level 1) due to their short maturities.

Long-Lived Assets and Intangible Assets

In connection with the Merger, property and equipment were recorded at fair value (see Note 3) with subsequent capital expenditures recorded at cost. Prior to the Merger, property and equipment was stated at cost. Property and equipment are depreciated on the straight-line method over the estimated useful lives of the assets. Routine repairs and maintenance are charged to expense as incurred. Intangible assets with definite lives are amortized over the remaining estimated economic life of the underlying technology or relationships, which ranges from 6 to 10 years. The Company periodically assesses potential impairment of its long-lived assets and intangibles and performs an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has no intangible assets with indefinite useful lives. There were no long-lived impairment charges recorded during any of the periods presented.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

Goodwill

Subsequent to the Merger, the Company will conduct a goodwill impairment analysis annually on the first day of the fourth quarter and, as necessary, if changes in facts and circumstances indicate that the fair value of the Company’s reporting unit may be less than its carrying amount. The Company’s goodwill impairment test will consist of two steps. The first step requires that the Company compare the estimated fair value of its reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the Company would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded. Due to the timing of the Merger, the Company determined that no goodwill impairment analysis was required for the period from November 17, 2012 through December 31, 2012 (Successor).

Stock-Based Compensation

The Company measures stock-based compensation based on the grant-date fair value of the award and recognizes that cost on a straight-line basis over the requisite service period of the awards (see Note 8).

401(k) Plan

The Company has a 401(k) plan for its employees that allows the employees to make tax deferred contributions. The Company provides a matching contribution, subject to specified limits, which is accrued as the related employee deferral is made. Company matching contributions of $25,388 for the period from November 17, 2012 through December 31, 2012 (Successor), $78,845 for the period from January 1, 2012 through November 16, 2012 (Predecessor) were included in payroll expenses in the accompanying consolidated statements of operations and comprehensive (loss) income. There were no Company matching contributions for the year ended December 31, 2011 (Predecessor).

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to their estimated realizable value when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company recognizes the effect of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy for recording interest and penalties is to record such items as a component of the provision for income taxes. As of December 31, 2012 and 2011, the Company did not have any reserves for uncertain income tax positions.

Advertising

Advertising costs are expensed as incurred. Advertising costs were $5,605 for the period from November 17, 2012 through December 31, 2012 (Successor), $29,133 for the period from January 1, 2012 through November 16, 2012 (Predecessor) and $30,063 for the year ended December 31, 2011 (Predecessor).

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

Concentration of Customers and Suppliers and Certain Related Party Transactions

The Company sells its products to various companies in the alarm and home automation industry. As indicated in the accompanying financial statements and Note 1, the Company’s primary customer is Vivint, one of the largest companies in the home security and automation industry in North America. Vivint accounted for approximately 45%, 54% and 79%, of the Company’s total revenues for the period from November 17, 2012 through December 31, 2012 (Successor), the period from January 1, 2012 through November 16, 2012 (Predecessor) and the year ended December 31, 2011 (Predecessor), respectively. As of December 31, 2012 and 2011, accounts receivable from Vivint were approximately 42% and 33% of the Company’s total accounts receivable, respectively. During 2012 and 2011, the Company was dependent on Vivint for its ongoing financial support and liquidity.

In addition, the Company purchases a significant amount of its inventory from one supplier (see Note 11). During the period from November 17, 2012 through December 31, 2012 (Successor), the period from January 1, 2012 through November 16, 2012 (Predecessor) and the year ended December 31, 2011 (Predecessor), respectively, the Company purchased approximately 49%, 89% and 88% of its inventory from this supplier. As of December 31, 2012 and 2011, accounts payable to this supplier were approximately 51% and 67% of the Company’s total accounts payable, respectively. In addition, for the period from November 17, 2012 through December 31, 2012 (Successor), the Company purchased approximately 36% of its inventory from another supplier.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of receivables and cash. At times during the year, the Company maintains cash balances in excess of federally insured limits.

Engineering Project Expenses

The Company performs engineering projects designed to improve existing products and test products that are currently under development. The cost of materials, supplies, and consulting fees related to these projects are classified as engineering project expenses within the consolidated statements of operations.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

2. Significant Accounting Policies (continued)

New Accounting Pronouncement

In July 2012, the FASB issued guidance regarding testing indefinite-lived intangible assets for impairment. The guidance provides an entity the option to assess qualitative factors to determine whether the existence of events and circumstances leads to the determination that it is more likely than not (a likelihood of more than 50 percent) that the indefinite-lived intangible asset is impaired. If the entity concludes that it is more likely than not that the asset is impaired, it is required to determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value. If the entity concludes otherwise, no further quantitative assessment is required. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, although early adoption is permitted. The adoption of this guidance is not expected to have an impact on the Company’s results of operations, financial position or cash flows.

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-04, Liabilities (“ASU 2013-04”), which is intended to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. ASU 2013-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 and will be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements that exist at the beginning of an entity’s fiscal year of adoption. The Company will adopt this pronouncement in the first quarter of 2014 and does not expect its adoption to have a material effect on its financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (“ASU 2013-02”), which is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The Company adopted ASU 2013-02 in the first quarter of 2013. The adoption of ASU 2013-02 had no effect on the Company’s financial position or results of operations.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.

Subsequent Events

The Company has evaluated subsequent events through June 7, 2013, the date the financial statements were available to be issued (See Note 11).

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

3. Business Combination

As described in Note 1, the Merger was completed on November 16, 2012 and was financed by a combination of equity invested by affiliates of The Blackstone Group, certain co-investors, Vivint and Company management and borrowings under senior credit facilities. These funds were used to pay Predecessor shareholders, purchase equity units of Acquisition LLC and pay transaction fees and expenses. At the time of the Transaction, $10,200,000 allocated by Vivint to the Company was placed in escrow to cover potential adjustments to the total purchase consideration associated with general representations and warranties and adjustments to tangible net worth, in accordance with the terms of the Merger’s escrow agreement. This amount is included in the total purchase consideration allocated by Vivint discussed below. The remaining escrow balance, after all adjustments are made in accordance with the escrow agreement, is expected to be paid to the former shareholders no later than the second quarter of 2014. Because the amount held in escrow is not controlled by the Company, it is not included in the accompanying consolidated balance sheets.

Purchase Consideration

Consideration paid for the Company was part of the overall preliminary purchase consideration of $1.9 billion associated with the Merger and the Merger agreement specified that $100 million was the amount related to 2GIG. The preliminary net purchase consideration that was pushed down to the Company by Vivint as of the Merger Date is as follows:

Contributed equity	$100,000,000
Less: Allocated transaction costs	(3,725,581)
Less: Net worth adjustment	(372,913)

Preliminary net purchase consideration	$95,901,506

The allocation of the purchase price by Vivint to the Company was a non-cash transaction, except for $5,830,060 that the Company paid to certain employees in connection with the exercise and settlement of stock options.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

3. Business Combination (continued)

Purchase Price Allocation

The preliminary net purchase consideration pushed down by Vivint to the Company of approximately $95,901,506 includes the purchase of all outstanding stock, settlement of stock-based awards, transaction fees and expenses.

The estimated fair values of the assets acquired and liabilities assumed are based on information obtained from various sources including Vivint and Company management and historical experience. The fair value of the intangible assets was determined using the income and cost approaches. Key assumptions used in the determination of fair value include projected cash flows and a discount rate of 14%.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Current assets acquired	$27,756,473
Property, plant and equipment	2,246,431
Other assets	71,755
Intangible assets	70,000,000
Goodwill	43,854,967
Current liabilities assumed	(21,147,053)
Deferred income tax liability	(26,881,067)

Total purchase price allocation	$95,901,506

The determination of the final purchase price and purchase price allocation is subject to potential adjustments, primarily to the escrow amount discussed above and income taxes.

Goodwill resulting from the Merger is not expected to be deductible for income tax purposes.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

3. Business Combination (continued)

Transaction Related Costs

Vivint allocated to the Company costs associated with the Transaction of $4,966,899. These costs consist of a non-cash allocation by Vivint based on the Company’s estimated share of accounting, investment banking, legal and professional fees. Of these costs, $1,241,318 was allocated to the period from January 1, 2012 through November 16, 2012 (Predecessor), and the remaining $3,725,581 was allocated to the period from November 17, 2012 through December 31, 2012 (Successor). Transaction related costs are included in other operating expenses in the accompanying consolidated statements of operations and comprehensive (loss) income.

Security for Merger Related Debt of Vivint

Substantially all of the tangible and intangible assets of the Company secure certain debt incurred by Vivint in connection with the Merger on a first-priority lien basis, subject to permitted liens and exceptions. In addition, the U.S. operations of the Company are a guarantor of certain debt incurred in connection with Merger. The Company’s Canadian subsidiary, which had total assets of approximately 1% of the Company’s consolidated total assets as of December 31, 2012, is not a guarantor. Net revenues and pre-tax income of the Canadian operations were not significant for any of the periods presented (See Note 7).

4. Property and Equipment

Property and equipment consisted of the following:

	Successor	Predecessor
	December 31, 2012	December 31, 2011	Estimated Useful Lives
Leasehold improvements	$58,693	$149,981	2 – 5 years
Office furniture and fixtures	122,535	146,998	7 years
Computer equipment and software	413,833	591,280	3 years
Communications systems	57,281	65,464	5 years
Equipment and tools	1,929,890	263,768	3 – 5 years
Construction in process	145,734	22,488

	2,727,966	1,239,979
Accumulated depreciation	(122,880)	(255,588)

Net ending balance	$2,605,086	$984,391

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

4. Property and Equipment (continued)

Depreciation expense on property and equipment was $122,880 for the period from November 17, 2012 through December 31, 2012 (Successor), $517,940 for the period from January 1, 2012 through November 16, 2012 (Predecessor) and $239,128 for the year ended December 31, 2011 (Predecessor).

5. Related Party Customer Deposits

The Company has a pricing arrangement (“arrangement”) to sell a stated quantity of inventory to Vivint, at the Company’s costs plus an agreed upon sales margin markup. Vivint periodically pays for certain amounts of the inventory under the arrangement in advance of receiving the inventory. The pre-paid portion of the inventory is recorded as customer deposits on the balance sheets until Vivint uses the deposits against purchases. The Company is able to draw upon the advanced cash received from Vivint, as needed. As of December 31, 2012, there were no such prepayments by Vivint. As of December 31, 2011, prepayments by Vivint exceeded product shipments under this arrangement by $6,987,080.

6. Goodwill and Intangible Assets

Goodwill

The Company did not have any goodwill for any of the Predecessor periods. The $43,854,967 of goodwill as of December 31, 2012 relates to the Merger (See Note 3).

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

6. Goodwill and Intangible Assets (continued)

Intangible Assets, net

The following table presents intangible assets balances as of December 31, 2012:

	Successor
	December 31, 2012	Estimated Useful Lives
Customer relationships	$45,000,000	10 years
2GIG 2.0 technology	17,000,000	8 years
2GIG 1.0 technology	8,000,000	6 years

	70,000,000
Accumulated amortization	(400,689)

Net ending balance	$69,599,311

Estimated future amortization expense of intangible assets is as follows:

2013	$7,847,630
2014	10,069,750
2015	10,117,207
2016	9,523,172
2017	8,385,758
Thereafter	23,655,794

Total estimated amortization expense	$69,599,311

Amortization expense related to intangible assets was $400,689 for the period from November 17, 2012 through December 31, 2012 (Successor). There were no intangible assets or related amortization expense for the period from January 1, 2012 through November 16, 2012 (Predecessor), or for the year ended December 31, 2011 (Predecessor).

7. Income Taxes

The Company has filed separate tax returns from November 2009 through the date of the Merger. As a result of the Merger, the Company became a wholly-owned subsidiary of the APX Group as of November 17, 2012, and the Company’s results of operations from that date through December 31, 2012 will be included in the consolidated federal income tax return of APX Group.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

7. Income Taxes (continued)

For tax purposes, the Merger was treated as a stock acquisition. As a result, assets and liabilities were not adjusted to fair value for tax purposes. Goodwill resulting from the transaction is not deductible for tax purposes. For tax purposes, acquisition costs are divided into three categories: deductible costs, amortizable costs, and capitalized costs. Acquisition costs are allocated among the categories based upon the nature and timing of the incurred cost. Deductible costs are deducted in the period incurred. Amortizable costs are capitalized and amortized over a period of 15 years. Capitalized costs are capitalized to the cost of the stock and are not amortized.

The components of domestic and foreign (loss) income before tax consisted of the following:

	Successor	Predecessor
	Period From November 17, Through December 31, 2012	Period From January 1, Through November 16, 2012	Year Ended December 31, 2011
Domestic	$(4,144,931)	$6,524,709	$6,961,005
Foreign	15,010	91,623	–

(Loss) income before tax	$(4,129,921)	$6,616,332	$6,961,005

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

7. Income Taxes (continued)

Income tax (benefit) provision consisted of the following:

	Successor	Predecessor
	Period From November 17, Through December 31, 2012	Period From January 1, Through November 16, 2012	Year Ended December 31, 2011
Current income tax:
Federal	$(62,660)	$2,635,594	$82,968
State	1,200	467,308	296,681
Foreign	28,258	24,280	–

Total	(33,202)	3,127,182	379,649
Deferred income tax:
Federal	(861,046)	–	–
State	(172,156)	–	–
Foreign	–	–	–

Total	(1,033,202)	–	–

Income tax (benefit) expense	$(1,066,404)	$3,127,182	$379,649

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

7. Income Taxes (continued)

	Successor	Predecessor
	Period From November 17, Through December 31, 2012	Period From January 1, Through November 16, 2012	Year Ended December 31, 2011
Computed tax (benefit) expense at federal statutory rate	$(1,404,173)	$2,249,553	$2,339,642
State tax (benefit) expense, net of federal tax effect	(112,831)	308,423	239,668
Effect of foreign subsidiary	(7,997)	(6,872)	–
Non-deductible acquisition costs and other permanent differences	458,597	576,078	52,626
Change in valuation allowance	–	–	(2,252,287)

Income tax (benefit) provision	$(1,066,404)	$3,127,182	$379,649

The Company’s deferred tax assets and deferred tax liabilities consist of:

	As of December 31,
	2012	2011
	(Successor)	(Predecessor)
Deferred tax assets:
Net operating loss carryforward	$513,816	$254,861
Alternative minimum tax credit	71,278	82,968
Research and development tax credit	29,722	54,198
Other reserves, liabilities and assets, net	580,525	257,189
Valuation allowance	–	(422,908)

	1,195,341	226,308

Deferred tax liabilities:
Intangible assets	(26,428,748)	–
Other reserves, liabilities and assets, net	(551,798)	(226,308)

	(26,980,546)	(226,308)

Net deferred tax liability	$(25,785,205)	$–

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

7. Income Taxes (continued)

The Company has U.S. net operating loss carryforwards of approximately $1,364,824 and $455,635 at December 31, 2012 and 2011 respectively. The Company has state net operating loss carryforwards of approximately $1,256,991 and $1,713,022 at December 31, 2012 and 2011 respectively. U.S. and state net operating loss carryforwards will begin to expire in 2032 if not used. The Company has U.S. alternative minimum tax credits of $71,298 and $82,968 at December 31, 2012 and 2011 respectively, for which life is unlimited. The company has U.S. research and development credits of approximately $29,722 and $54,198 at December 31, 2012 and 2011 respectively, which begin to expire in 2030. Realization of the Company’s net operating loss carryforwards and tax credits is dependent on generating sufficient taxable income prior to their expiration. The Company has determined that there is no IRC section 382 limitation with respect to the carryforward items.

The Company has considered and weighed the available evidence, both positive and negative, to determine whether it is more likely than not that some portion, or all, of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The company determined that a valuation allowance was necessary at December 31, 2011 due to the Company’s cumulative tax loss position. No valuation allowance was determined to be necessary at December 31, 2012 due to the significant deferred tax liabilities generated in connection with Merger purchase accounting. In addition to the change in valuation allowance from operations, the valuation allowance changes include the impact of acquisition-related items.

As of December 31, 2012, the Company’s income tax returns for the years ended December 31, 2009 through December 31, 2012 remain subject to examination by the Internal Revenue Service and state authorities.

8. Equity and Stock-Based Compensation

Successor Capital Stock

There were 1,000,000 shares of common stock authorized and 100 shares issued and outstanding at December 31, 2012.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

8. Equity and Stock-Based Compensation (continued)

Predecessor Capital Stock

There were 12,500,000 shares of common stock authorized and 10,000,000 shares issued and outstanding at December 31, 2011. All issued and outstanding shares of stock of the Company, immediately prior to the completion of the merger, were purchased in connection with the Merger.

Voting

All stock of the Company is of the same class and has the same rights and preferences. Holders of common stock are entitled to one vote per share on any matters that are entitled to a vote.

Dividends

No dividends were declared or paid during any period presented.

Liquidation Rights

Upon liquidation, all stockholders of the corporation shall have equal payment and other distribution rights.

Stock-Based Compensation

The fair value of stock-based awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The fair value is determined using a Black-Scholes valuation model for stock options and for purchase rights under the Company’s Stock Option Plan.

During the period from January 1, 2012 through November 16, 2012 (Predecessor) and the year ended December 31, 2011 (Predecessor), the Company recorded stock-based compensation expense of $436,179 and $163,547, respectively.

The Company’s Stock Option Plan (the Plan) permitted the grant of stock options to employees for up to 1,026,000 shares of the Company’s common stock. In connection with the Merger, the Plan was terminated as all options were exercised. A summary of option activity under the Plan and changes during the Predecessor Period ended November 16, 2012 is presented below:

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

8. Equity and Stock-Based Compensation (continued)

Stock-Based Compensation (continued)

	Shares Subject to Outstanding Options	Weighted Average Exercise Price per Share
Outstanding, January 1, 2012	1,021,790	$1.07
Granted	3,000	$4.43
Forfeited	(6,812)	$1.79
Exercised	(1,017,978)	$1.08

Outstanding, November 16, 2012	–	$–

Unvested shares expected to vest after November 16, 2012	–	$–

Due to the sale of the company provision in the Plan, all unvested options immediately vested and were exercised on November 16, 2012, which resulted in additional stock-based compensation expense of approximately $0.3 million. Some of the shares received upon exercise of these options were acquired by the Investors as part of the Merger. Payment for these shares was made through the Company subsequent to the Merger date. Accordingly, the Company recorded a liability in its opening balance sheet on November 17, 2012 and the subsequent payment of the liability is reflected in the statement of cash flows as “payment of Merger obligation to prior option holders.” The weighted average grant date fair value of the options granted during the period from January 1, 2012 through November 16, 2012 (Predecessor) and the year ended December 31, 2011 (Predecessor) was $2.70 and $1.13 per option, respectively. The fair value of each option award granted in fiscal 2012 and 2011 was estimated on the date of grant using the Black-Scholes option valuation model with the following assumptions: expected volatility of 67%; expected dividends of 0%; expected term (in years) of 6.25 years; and risk-free rate of 0.90 – 2.64%. The expected volatility assumption is based upon the historical volatility of comparable public companies.

9. Commitments and Contingencies

The Company had an unused letter of credit totaling $45,000 at December 31, 2012 and 2011. The letter of credit is in place as a requirement of doing business with one of the Company’s vendors.

The Company leases office space under operating leases with expiration dates through May 2014. Total rent expense related to operating leases was $52,591 for the period from November 16, 2012 through December 31, 2012 (Successor), $342,118 for the period from January 1, 2012 through November 16, 2012 (Predecessor) and $291,605 for the year ended December 31, 2011 (Predecessor), respectively.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

9. Commitments and Contingencies (continued)

Future minimum commitments for operating leases as of December 31, 2012 are as follows:

2013	$311,958
2014	132,580
2015	4,913
2016	678

$450,129

Legal Claims

The Company has, on occasion, been party to various claims, legal actions and complaints arising in the ordinary course of business related to the provision of its services and equipment claims. The Company regularly reviews outstanding legal claims and actions to determine if reserves for expected negative outcomes of such claims and actions are necessary. As of December 31, 2012, the Company recorded a reserve for one such matter of approximately $2,260,000, which is included in accrued expenses and other current liabilities in the accompanying balance sheet. No reserves related to legal matters were recorded as of December 31, 2011.

10. Related-Party Loan Arrangement

In November and December 2012, Vivint loaned a total of $5,000,000 to the Company for use in its operations. These advances bore interest at 7% per annum and were due on demand. As of December 31, 2012, the Company owed Vivint a total of $5,023,110 pursuant to these cash advances and related accrued interest as indicated on the accompanying consolidated balance sheet.

2GIG Technologies, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(continued)

11. Subsequent Events

Sale of the Company

On April 1, 2013, APX completed the sale of the Company to Nortek. Pursuant to the terms of the purchase agreement associated with the sale, Nortek acquired all of the outstanding common stock of the Company for aggregate cash consideration of approximately $135 million plus a preliminary working capital adjustment of approximately $12.3 million, subject to final cash, working capital and indebtedness adjustments as provided in the purchase agreement. In connection with the sale of the Company, the Company entered into a five-year supply agreement with Vivint, Inc., pursuant to which the Company will be the exclusive provider of Vivint’s control panel requirements.

A subsidiary of Nortek is the Company’s major supplier.